4 Parkway North, Suite 400
Deerfield, IL 60015
www.cfindustries.com

CF Industries Holdings, Inc. Reports First Quarter
Net Earnings of $63 Million, EBITDA of $302 Million
Adjusted EBITDA of $296 Million

Continued Strong Operational Performance
Unfavorable Weather Delayed Spring Application Season

DEERFIELD, IL—May 2, 2018—CF Industries Holdings, Inc. (NYSE: CF), a leading global fertilizer and chemical company, today announced results for its first quarter ended March 31, 2018.

Highlights

•	Net earnings of $63 million, or $0.27 per diluted share

•	EBITDA(1) of $302 million; adjusted EBITDA(1) of $296 million

•	12-month rolling average recordable incident rate at company's lowest level ever

•	Completed purchase of all publicly traded common units of Terra Nitrogen Company, L.P. on April 2, 2018

Overview of Results

CF Industries Holdings, Inc., today announced first quarter 2018 net earnings attributable to common stockholders of $63 million, or $0.27 per diluted share; EBITDA of $302 million; and adjusted EBITDA of $296 million. These results compare to first quarter 2017 net loss attributable to common stockholders of $23 million, or $0.10 per diluted share; EBITDA of $218 million; and adjusted EBITDA of $272 million.

“The CF team executed well in all aspects of our business during the first quarter, maximizing the opportunities available to us even as the spring application season was delayed due to cold and wet weather," said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. "Despite lower volumes, we generated $101 million in cash and are well-positioned to meet the strong demand we expect through the second quarter."

Manufacturing Operations

CF Industries' manufacturing network continued its focus on safety and operated efficiently during the first quarter of 2018. As of March 31, 2018, CF Industries' 12-month rolling average recordable incident rate was 0.6 incidents per 200,000 work hours, the lowest for the company and well below industry averages.

Gross ammonia production during the first quarter of 2018 was more than 2.5 million tons, equal to production during the first quarter of 2017.
_________________________________________________________________________

(1)
EBITDA is defined as net earnings (loss) attributable to common stockholders plus interest expense-net, income taxes and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.

Sales Overview

Net sales in the first quarter of 2018 decreased to $957 million from $1,037 million in the same period last year due to lower sales volumes across most segments partially offset by higher average selling prices across most segments.

Total sales volumes for the quarter were lower compared to the first quarter of 2017 due to unfavorable weather that delayed the start of the spring application season across the Northern Hemisphere.

Average selling prices for the quarter were higher year-over-year across most segments due primarily to a tighter global nitrogen supply and demand balance driven by less nitrogen production from marginal producers in Eastern Europe and China.

The company's average selling price for ammonia was $319 per ton in the first quarter of 2018 compared to $307 per ton in the first quarter of 2017. The average selling price for urea was $269 per ton in the first quarter of 2018 compared to $248 per ton in the first quarter of 2017, and the average selling price for UAN was $170 per ton in the first quarter of 2018 compared to $171 per ton in the first quarter of 2017.

Cost of sales decreased in the first quarter of 2018 compared to the first quarter of 2017 primarily driven by lower sales volumes and lower realized gas costs, and an unrealized net mark-to-market gain on natural gas derivatives of $3 million in the first quarter of 2018 compared to an unrealized net mark-to-market loss on natural gas derivatives of $53 million in the first quarter of 2017.

In the first quarter of 2018, the average cost of natural gas reflected in the company's cost of sales was $3.33 per MMBtu, which includes a realized loss of $0.01 per MMBtu on natural gas hedges. This compares to the average cost of natural gas in cost of sales of $3.65 per MMBtu for the first quarter of 2017, which included a realized gain of $0.01 per MMBtu on natural gas hedges. During the first quarter of 2018, the average price of natural gas at Henry Hub in North America was $3.02 per MMBtu, and the average price of natural gas at the National Balancing Point in the United Kingdom was $8.20 per MMBtu.

The company did not enter into any additional natural gas NYMEX hedges in the first quarter of 2018.

Market Overview

CF management expects demand in North America for nitrogen fertilizer for the first half of 2018 to be similar to the first half of 2017, projecting 88-90 million acres of corn, 46 million acres of wheat and 13 million acres of cotton to be planted in the United States, along with 25 million acres of wheat and 21 million acres of canola in Canada. Corn planting was behind the average pace as of April 29, and ammonia shipments were behind schedule due to cold, wet weather in the Midwest, which slowed pre-plant applications. However, growers unable to apply pre-plant ammonia have the option to follow with post-planting and sidedress ammonia applications as well as other forms of nitrogen such as urea and UAN.

In the first quarter of 2018, urea barge prices at New Orleans traded at an average of $13 per ton below international parity, continuing a trend since early 2017 and discouraging excess imports into the region. From July through February, imports of urea and UAN to North America declined 38 percent and 35 percent, respectively, compared to the same time period a year ago. Imports of nitrogen into North America should continue to trend lower as global tradeflows adjust to account for the additional production coming from the ramp-up of the remaining North American nitrogen capacity additions. However, the region remains nitrogen import-dependent for the foreseeable future.

Global urea prices are expected to remain above 2017 levels even after the traditional seasonal reset at the end of the second quarter. Energy prices remain significantly higher for producers in Eastern Europe and China. The price of natural gas per MMBtu at TTF in Europe was 32 percent higher in March 2018 compared to March 2017, while the price of a metric ton of anthracite coal in China was 52 percent higher in February 2018 compared to February 2017. Ocean freight costs are higher as well, with the average cost of shipping urea from the Arab Gulf to the Gulf of Mexico in the first quarter of 2018 nearly 25 percent higher than the first quarter of 2017.

Higher energy and freight costs, along with enforcement of environmental regulations, have resulted in dramatically lower Chinese urea production and exports. Through the first three months of 2018, Chinese urea exports were 77 percent lower than the same period in 2017. CF expects lower Chinese urea exports to continue in the near-term.

Additionally, demand in India and Brazil should provide support for prices over the next few months. India recently completed a tender that secured more than one million tons of urea through the end of May, which will absorb significant volumes of urea from Black Sea, Iranian, and Middle Eastern producers. The company expects nitrogen imports into Brazil to increase slightly year-over-year due to the permanent closure of two Petrobras urea plants in the country in the coming months partially offset by lower projected corn plantings.

Capital Expenditures

Capital expenditures in 2018 for new activity are estimated to be in the range of approximately $400 to $450 million, which takes into account a higher number of scheduled plant turnarounds in 2018 compared to 2017.

Liquidity

As of March 31, 2018, the company had cash and cash equivalents of $936 million on the balance sheet, had no borrowings outstanding under its $750 million revolving credit facility and was in compliance with all applicable covenant requirements under its debt instruments.

Purchase of All Publicly Traded Units of Terra Nitrogen Company, L.P.

On April 2, 2018, the company's wholly owned subsidiary Terra Nitrogen GP Inc. (TNGP) completed its previously announced purchase of all of the issued and outstanding common units representing limited partner interests in Terra Nitrogen Company, L.P. (TNCLP) not already owned by TNGP or its affiliates for $388 million. The company funded the purchase with cash on hand.

CHS Inc. Distribution

CHS Inc. (CHS) is entitled to semi-annual distributions resulting from its minority equity investment in CF Industries Nitrogen, LLC (CFN). The estimate of the partnership distribution earned by CHS, but not yet declared, for the first quarter of 2018 is approximately $39 million.

For additional information:
Media	Investors
Chris Close	Martin Jarosick
Director, Corporate Communications	Vice President, Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - mjarosick@cfindustries.com

Consolidated Results

	Three months ended March 31,
	2018	2017
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$957	$1,037
Cost of sales	767	930
Gross margin	$190	$107
Gross margin percentage	19.9%	10.3%

Net earnings (loss) attributable to common stockholders	$63	$(23)
Net earnings (loss) per diluted share	$0.27	$(0.10)

EBITDA(1)	$302	$218
Adjusted EBITDA(1)	$296	$272

Tons of product sold (000s)	4,303	4,745

Supplemental data (per MMBtu):
Natural gas costs in cost of sales(2)	$3.32	$3.66
Realized derivatives loss (gain) in cost of sales(3)	0.01	(0.01)
Cost of natural gas in cost of sales	$3.33	$3.65

Average daily market price of natural gas (per MMBtu):
Henry Hub	$3.02	$3.00
National Balancing Point UK	$8.20	$5.98

Unrealized net mark-to-market (gain) loss on natural gas derivatives	$(3)	$53
Depreciation and amortization	$193	$205
Capital expenditures	$68	$94

Production volume by product tons (000s):
Ammonia(4)	2,508	2,508
Granular urea	1,151	1,002
UAN (32%)	1,805	1,817
AN	458	542
_______________________________________________________________________________

(1)	See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.

(2)	Includes the cost of natural gas that is included in cost of sales during the period under the first-in, first-out inventory cost method.

(3)	Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.

(4)	Gross ammonia production including amounts subsequently upgraded into other products.

Segment Results

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the company’s most concentrated form of nitrogen, containing 82 percent nitrogen. The results of the ammonia segment consist of sales of ammonia to external customers. In addition, ammonia is the “basic” nitrogen form that the company upgrades into other nitrogen products such as urea, UAN and AN.

	Three months ended March 31,
	2018	2017
	(dollars in millions, except per ton amounts)
Net sales	$212	$282
Cost of sales	188	265
Gross margin	$24	$17
Gross margin percentage	11.3%	6.0%

Sales volume by product tons (000s)	664	920
Sales volume by nutrient tons (000s)(1)	544	754

Average selling price per product ton	$319	$307
Average selling price per nutrient ton(1)	390	374

Gross margin per product ton	$36	$18
Gross margin per nutrient ton(1)	44	23

Adjusted gross margin(2):
Gross margin	$24	$17
Depreciation and amortization	25	44
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(1)	17
Adjusted gross margin	$48	$78
Adjusted gross margin as a percent of net sales	22.6%	27.7%
_______________________________________________________________________________

(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin and adjusted gross margin as a percent of net sales are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin and adjusted gross margin as a percent of net sales because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin and adjusted gross margin as a percent of net sales to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2018 to 2017 first quarter periods:

•
Ammonia sales volume decreased for the first quarter of 2018 compared to the first quarter of 2017 due to unfavorable weather that delayed the start of the spring fertilizer application season in the Southern Plains and the Midwest.

•
Ammonia average selling prices increased primarily due to the impact of a tighter global nitrogen supply and demand balance partially offset by the effects of lower sales volumes due to the cold and wet spring delaying ammonia fertilizer applications.

•
Ammonia gross margin per ton increased in the first quarter of 2018 compared to the first quarter of 2017 due to higher average selling prices, a $1 million unrealized mark-to-market gain on natural gas derivatives in the quarter compared to a $17 million unrealized mark-to-market loss on natural gas derivatives in the prior year period, the absence of production inefficiencies associated with the new Port Neal ammonia unit in the first quarter of 2017, and lower realized gas costs. These were partially offset by significantly lower sales volumes due to the cold and wet spring delaying ammonia applications and higher fixed costs associated with plant disruptions due to unseasonably cold weather early in the quarter that affected production at the company's Donaldsonville and Yazoo City plants.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the company’s solid nitrogen products.

	Three months ended March 31,
	2018	2017
	(dollars in millions, except per ton amounts)
Net sales	$264	$238
Cost of sales	189	213
Gross margin	$75	$25
Gross margin percentage	28.4%	10.5%

Sales volume by product tons (000s)	982	958
Sales volume by nutrient tons (000s)(1)	452	441

Average selling price per product ton	$269	$248
Average selling price per nutrient ton(1)	584	540

Gross margin per product ton	$76	$26
Gross margin per nutrient ton(1)	166	57

Adjusted gross margin(2):
Gross margin	$75	$25
Depreciation and amortization	59	53
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(1)	14
Adjusted gross margin	$133	$92
Adjusted gross margin as a percent of net sales	50.4%	38.7%
_______________________________________________________________________________

(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin and adjusted gross margin as a percent of net sales are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin and adjusted gross margin as a percent of net sales because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin and adjusted gross margin as a percent of net sales to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2018 to 2017 first quarter periods:

•	Granular urea sales volume increased for the quarter primarily due to increased production volume from the company's Port Neal Nitrogen Complex.

•	Granular urea average selling price per ton increased primarily due to the impact of a tighter global nitrogen supply and demand balance.

•
Granular urea gross margin per ton increased in the first quarter of 2018 compared to the first quarter of 2017 due to higher average selling prices, a $1 million unrealized mark-to-market gain on natural gas derivatives in the quarter compared to a $14 million unrealized mark-to-market loss on natural gas derivatives in the prior year period, reduced maintenance and employee costs, and lower realized gas costs.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended March 31,
	2018	2017
	(dollars in millions, except per ton amounts)
Net sales	$283	$317
Cost of sales	230	281
Gross margin	$53	$36
Gross margin percentage	18.7%	11.4%

Sales volume by product tons (000s)	1,669	1,849
Sales volume by nutrient tons (000s)(1)	527	584

Average selling price per product ton	$170	$171
Average selling price per nutrient ton(1)	537	543

Gross margin per product ton	$32	$19
Gross margin per nutrient ton(1)	101	62

Adjusted gross margin(2):
Gross margin	$53	$36
Depreciation and amortization	63	65
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(1)	16
Adjusted gross margin	$115	$117
Adjusted gross margin as a percent of net sales	40.6%	36.9%
_______________________________________________________________________________

(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin and adjusted gross margin as a percent of net sales are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin and adjusted gross margin as a percent of net sales because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin and adjusted gross margin as a percent of net sales to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2018 to 2017 first quarter periods:

•	UAN sales volume decreased in the first quarter of 2018 due to unfavorable weather that delayed the start of the spring application season in the Southern Plains.

•	UAN average selling price per ton was relatively unchanged.

•
UAN gross margin per ton increased in the first quarter of 2018 compared to the first quarter of 2017 primarily due to a $1 million unrealized mark-to-market gain on natural gas derivatives in the quarter compared to a $16 million unrealized mark-to-market loss on natural gas derivatives in the prior year period and lower realized gas costs.

AN Segment

CF Industries' AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29 percent to 35 percent, and also is used by industrial customers for commercial explosives and blasting systems. AN is produced at the company's Yazoo City, Mississippi; Billingham, United Kingdom; and Ince, United Kingdom, complexes.

	Three months ended March 31,
	2018	2017
	(dollars in millions, except per ton amounts)
Net sales	$100	$125
Cost of sales	74	106
Gross margin	$26	$19
Gross margin percentage	26.0%	15.2%

Sales volume by product tons (000s)	417	568
Sales volume by nutrient tons (000s)(1)	140	191

Average selling price per product ton	$240	$220
Average selling price per nutrient ton(1)	714	654

Gross margin per product ton	$62	$33
Gross margin per nutrient ton(1)	186	99

Adjusted gross margin(2):
Gross margin	$26	$19
Depreciation and amortization	18	19
Unrealized net mark-to-market loss on natural gas derivatives	—	2
Adjusted gross margin	$44	$40
Adjusted gross margin as a percent of net sales	44.0%	32.0%
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin and adjusted gross margin as a percent of net sales are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market loss on natural gas derivatives. The company has presented adjusted gross margin and adjusted gross margin as a percent of net sales because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin and adjusted gross margin as a percent of net sales to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2018 to 2017 first quarter periods:

•
AN sales volume decreased in the first quarter of 2018 compared to the first quarter of 2017 due to unfavorable weather that delayed the start of the spring application season across the Northern Hemisphere.

•	AN average selling price per ton increased in the first quarter of 2018 compared to the first quarter of 2017 primarily due to the impact of a tighter global nitrogen supply and demand balance.

•	AN gross margin per ton increased due primarily to a $2 million lower unrealized mark-to-market loss on natural gas derivatives compared to the prior year period and higher average selling prices.

Other Segment

CF Industries’ Other segment includes diesel exhaust fluid (DEF), urea liquor, nitric acid and compound fertilizer products (NPKs).

	Three months ended March 31,
	2018	2017
	(dollars in millions, except per ton amounts)
Net sales	$98	$75
Cost of sales	86	65
Gross margin	$12	$10
Gross margin percentage	12.2%	13.3%

Sales volume by product tons (000s)	571	450
Sales volume by nutrient tons (000s)(1)	111	88

Average selling price per product ton	$172	$167
Average selling price per nutrient ton(1)	883	852

Gross margin per product ton	$21	$22
Gross margin per nutrient ton(1)	108	114

Adjusted gross margin(2):
Gross margin	$12	$10
Depreciation and amortization	17	12
Unrealized net mark-to-market loss on natural gas derivatives	—	4
Adjusted gross margin	$29	$26
Adjusted gross margin as a percent of net sales	29.6%	34.7%
_______________________________________________________________________________

(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin and adjusted gross margin as a percent of net sales are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market loss on natural gas derivatives. The company has presented adjusted gross margin and adjusted gross margin as a percent of net sales because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin and adjusted gross margin as a percent of net sales to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2018 to 2017 first quarter periods:

•
Other segment volume increased in the first quarter of 2018 due primarily to higher year-over-year sales of DEF as additional volume available for sale from the new DEF unit at the Donaldsonville Nitrogen complex supports the company's ongoing efforts to grow its North American DEF business.

•	Other segment average selling price per ton increased primarily due to the mix of products sold.

•	Other segment gross margin per ton was relatively unchanged.

Dividend Payment

On April 27, 2018, CF Industries’ Board of Directors declared a quarterly dividend of $0.30 per common share. The dividend will be paid on May 31, 2018 to stockholders of record as of May 15, 2018.

Conference Call

CF Industries will hold a conference call to discuss its first quarter 2018 results at 9:00 a.m. ET on Thursday, May 3, 2018. This conference call will include discussion of CF Industries' business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

CF Industries is a leading global fertilizer and chemical company with outstanding operational capabilities and a highly cost-advantaged production and distribution platform. Our 3,000 employees operate world-class manufacturing complexes in Canada, the United Kingdom and the United States. We serve our customers in North America through an unparalleled production, storage, transportation and distribution network. We also reach a global customer base with exports from our Donaldsonville, Louisiana, plant, the world’s largest and most flexible nitrogen complex. Additionally, we move product to international destinations from our Yazoo City, Mississippi, facility, our Billingham and Ince facilities in the United Kingdom, and from a joint venture ammonia facility in the Republic of Trinidad and Tobago in which we own a 50 percent interest. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton, adjusted EBITDA as a percent of net sales, and, on a segment basis, adjusted gross margin and adjusted gross margin as a percent of net sales, which are non-GAAP financial measures, provide additional meaningful information regarding the company's performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton, adjusted EBITDA as a percent of net sales, adjusted gross margin and adjusted gross margin as a percent of net sales, included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton, and adjusted EBITDA as a percent of net sales to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.” Reconciliations of adjusted gross margin and adjusted gross margin as a percent of net sales to the most directly comparable GAAP measures are provided in the segment tables included in this release.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about strategic plans and statements about future financial and operating results.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the cyclical nature of the Company’s business and the agricultural sector; the global commodity nature of the Company’s fertilizer products, the impact of global supply and demand on the Company’s selling prices, and the intense global competition from other fertilizer producers; conditions in the U.S. and European agricultural industry; the volatility of natural gas prices in North America and Europe; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; the Company’s ability to manage its indebtedness; operating and financial restrictions imposed on the Company by the agreements governing the Company's senior secured indebtedness; risks associated with the Company’s incurrence of additional indebtedness; the Company's ability to maintain compliance with covenants under the agreements governing its indebtedness; downgrades of the Company’s credit ratings; risks associated with cyber security; weather conditions; risks associated with changes in tax laws and disagreements with taxing authorities; the Company’s reliance on a limited number of key facilities; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; future regulatory restrictions and requirements related to greenhouse gas emissions; risks associated with expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; risks involving derivatives and the effectiveness of the Company’s risk measurement and hedging activities; risks associated with the operation or management of the strategic venture with CHS (the "CHS Strategic Venture"), risks and uncertainties relating to the market prices of the fertilizer products that are the subject of the supply agreement with CHS over the life of the supply agreement, and the risk that any challenges related to the CHS Strategic Venture will harm the Company's other business relationships; risks associated with the Company’s Point Lisas Nitrogen Limited joint venture; acts of terrorism and regulations to combat terrorism; risks associated with international operations; and deterioration of global market and economic conditions.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended March 31,
	2018	2017
	(in millions, except per share amounts)
Net sales	$957	$1,037
Cost of sales	767	930
Gross margin	190	107
Selling, general and administrative expenses	57	46
Other operating—net	(21)	6
Total other operating costs and expenses	36	52
Equity in earnings of operating affiliates	7	3
Operating earnings	161	58
Interest expense	60	80
Interest income	(3)	(1)
Other non-operating—net	(1)	1
Earnings (loss) before income taxes	105	(22)
Income tax provision (benefit)	17	(13)
Net earnings (loss)	88	(9)
Less: Net earnings attributable to noncontrolling interests	25	14
Net earnings (loss) attributable to common stockholders	$63	$(23)

Net earnings (loss) per share attributable to common stockholders:
Basic	$0.27	$(0.10)
Diluted	$0.27	$(0.10)
Weighted-average common shares outstanding:
Basic	233.9	233.1
Diluted	234.8	233.1

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	March 31, 2018	December 31, 2017
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$936	$835
Accounts receivable—net	247	307
Inventories	401	275
Prepaid income taxes	55	33
Other current assets	21	15
Total current assets	1,660	1,465
Property, plant and equipment—net	9,031	9,175
Investment in affiliate	100	108
Goodwill	2,381	2,371
Other assets	350	344
Total assets	$13,522	$13,463

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$447	$472
Income taxes payable	10	2
Customer advances	154	89
Other current liabilities	15	17
Total current liabilities	626	580
Long-term debt	4,693	4,692
Deferred income taxes	1,076	1,047
Other liabilities	462	460
Equity:
Stockholders' equity	3,594	3,579
Noncontrolling interests	3,071	3,105
Total equity	6,665	6,684
Total liabilities and equity	$13,522	$13,463

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended March 31,
	2018	2017
	(in millions)
Operating Activities:
Net earnings (loss)	$88	$(9)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	193	205
Deferred income taxes	29	(16)
Stock-based compensation expense	6	4
Unrealized net (gain) loss on natural gas derivatives	(3)	53
Unrealized loss on embedded derivative	—	1
Loss on disposal of property, plant and equipment	—	1
Undistributed earnings of affiliates—net of taxes	(3)	(5)
Changes in:
Accounts receivable—net	61	(9)
Inventories	(97)	(15)
Accrued and prepaid income taxes	(14)	(5)
Accounts payable and accrued expenses	(24)	5
Customer advances	65	142
Other—net	(19)	4
Net cash provided by operating activities	282	356
Investing Activities:
Additions to property, plant and equipment	(68)	(94)
Proceeds from sale of property, plant and equipment	8	8
Distributions received from unconsolidated affiliates	4	—
Other—net	1	—
Net cash used in investing activities	(55)	(86)
Financing Activities:
Financing fees	1	—
Dividends paid on common stock	(70)	(70)
Distributions to noncontrolling interests	(59)	(54)
Issuances of common stock under employee stock plans	2	—
Shares withheld for taxes	(1)	—
Net cash used in financing activities	(127)	(124)
Effect of exchange rate changes on cash and cash equivalents	1	1
Increase in cash, cash equivalents and restricted cash	101	147
Cash, cash equivalents and restricted cash at beginning of period	835	1,169
Cash, cash equivalents and restricted cash at end of period	$936	$1,316

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings (loss), net earnings (loss) per ton and net earnings (loss) as a percent of net sales (GAAP measures) to EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton and adjusted EBITDA as a percent of net sales (non-GAAP measures), as applicable:
EBITDA is defined as net earnings (loss) attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interests.
The company has presented EBITDA, EBITDA per ton and EBITDA as a percent of net sales because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.
Adjusted EBITDA is defined as EBITDA adjusted with the selected items included in EBITDA as summarized in the table below. The company has presented adjusted EBITDA, adjusted EBITDA per ton and adjusted EBITDA as a percent of net sales because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended March 31,
	2018	2017
	(in millions)
Net earnings (loss) attributable to common stockholders	$63	$(23)
Interest expense—net	57	79
Income tax provision (benefit)	17	(13)
Depreciation and amortization	193	205
Less other adjustments:
Depreciation and amortization in noncontrolling interests(1)	(26)	(27)
Loan fee amortization(2)	(2)	(3)
EBITDA	302	218
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(3)	53
Gain on foreign currency transactions including intercompany loans(3)	(5)	—
Costs related to acquisition of TNCLP units	2	—
Unrealized loss on embedded derivative(4)	—	1
Total adjustments	(6)	54
Adjusted EBITDA	$296	$272

Net sales	$957	$1,037
Tons of product sold (000s)	4,303	4,745

Net earnings (loss) as a percent of net sales	6.6%	(2.2)%
Net earnings (loss) per ton	$14.64	$(4.85)
EBITDA as a percent of net sales	31.6%	21.0%
EBITDA per ton	$70.18	$45.94
Adjusted EBITDA as a percent of net sales	30.9%	26.2%
Adjusted EBITDA per ton	$68.79	$57.32
_______________________________________________________________________________

(1)	For the three months ended March 31, 2018, amount includes $22 million related to CFN and $4 million related to TNCLP.

(2)	Loan fee amortization is included in both interest expense—net and depreciation and amortization.

(3)
Gain on foreign currency transactions primarily relates to the unrealized foreign currency exchange rate impact on intercompany debt that has not been permanently invested and is included in other operating—net in our consolidated statements of operations.

(4)	Represents the change in fair value on the embedded derivative included within the terms of the company's strategic venture with CHS.